Exhibit 107

Calculation of Filing Fee Table

Form 424B2

(Form Type)

América Móvil, S.A.B. de C.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is Ps.20,000,000,000.

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Fees to be Paid	Debt	10.300% Senior Notes due 2034	457(r)	Ps.20,000,000,000	99.939%	U.S.$1,164,695,188	U.S.$147.60 per million	U.S.$171,909.01

(1)	U.S. dollar amount based on Mexican peso/U.S. dollar exchange rate of Ps.17.1614 per U.S. dollar on January 24, 2024, as reported by Bloomberg at 12:00 p.m. (New York City time).
(2)	The registration fee is calculated in accordance with Rule 457(r) and in reliance on Rule 456(b) of the Securities Act of 1933.